EXHIBIT 11

                                  U-SHIP, INC.
                    COMPUTATION OF NET LOSS PER COMMON SHARE

                                                          For the Year Ended June 30,
                                                          ---------------------------
                                                             1996           1997
                                                          ---------      ---------
Weighted average number of issued shares outstanding      1,973,295      4,172,862

Effect of cheap stock:
  Common shares canceled during 1996 (1)                   (200,000)            --
  Dilutive effect of cheap stock after application
     of treasury stock method (1)                           157,491             --
                                                          ---------      ---------


Shares outstanding used to compute net loss per share     1,930,786      4,172,862
                                                        ===========    ===========


Net Loss                                                ($2,184,287)   ($2,527,918)
                                                        ===========    ===========


Net Loss Per Common share                               ($     1.13)   ($     0.61)
                                                        ===========    ===========




(1) Cheap stock and common shares cancelled during the past year are included in the computation for all periods presented in accordance with Staff Accounting Bulletin Topic 4 (D).

September 25, 1997